Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)  Registration Statement on Form F-3 (File No. 333-166697) of Seanergy Maritime Holdings Corp.
(2)  Registration Statement on Form F-3 (File No. 333-169813) of Seanergy Maritime Holdings Corp.
(3)  Registration Statement on Form F-3 (File No. 333-205301) of Seanergy Maritime Holdings Corp.
(4)  Registration Statement on Form F-3 (File No. 333-214322) of Seanergy Maritime Holdings Corp.
(5)  Registration Statement on Form F-3 (File No. 333-214967) of Seanergy Maritime Holdings Corp.

of our report dated April 28, 2017, with respect to the consolidated financial statements and schedule of Seanergy Maritime Holdings Corp., included in this report (Form 20-F) for the year ended December 31, 2016.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.
 Athens, Greece
April 28, 2017